SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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WHOLE FOODS MARKET, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held March 22, 2004

To our Shareholders:

The Annual Meeting of Shareholders of Whole Foods Market, Inc. (the “Company”) will be held at the Seattle Marriott Waterfront, 2100 Alaskan Way, Seattle, Washington, on Monday, March 22, 2004 at 9 a.m., local time, for the following purposes:

•	To elect to the Board of Directors of Whole Foods Market four directors to serve one-year terms expiring at the annual meeting of shareholders in 2005.

•	To approve an amendment to the Company’s 1992 Incentive Stock Option Plan for Team Members (the “Plan” or “Team Member Plan”) to increase the number of shares of the Company’s common stock reserved for issuance under this plan from 19.3 million to 24.8 million shares.

•	To ratify the appointment of Ernst & Young LLP as independent public accountants for the Company for the fiscal year ending September 26, 2004.

•	To consider a shareowner proposal regarding the Company’s shareholder rights plan.

•	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on January 22, 2004 are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

Glenda Flanagan

Executive Vice President

Chief Financial Officer and Secretary

January 26, 2004

Austin, Texas

YOUR VOTE IS IMPORTANT!

Whether or not you plan to attend the meeting, please complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum at the meeting and so that your shares may be voted in accordance with your wishes. As an alternative to using the paper proxy card to vote, beneficial owners of shares held in “street name” by a stockbroker may vote by telephone or via the Internet.

Whole Foods Market, Inc.

601 North Lamar, #300

Austin, Texas 78703

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Whole Foods Market, Inc. (the “Company”) for use at the Annual Meeting of Shareholders of the Company to be held on March 22, 2004 at 9 a.m. at the Seattle Marriott Waterfront, 2100 Alaskan Way, Seattle, Washington and at any adjournment thereof. This statement and enclosed form of proxy were first sent to shareholders on or about January 26, 2004.

The Proxy

John P. Mackey and Glenda Flanagan are officers of the Company and were named by our Board of Directors as proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted:

FOR the election of directors nominated by the Board of Directors;

FOR the approval of the amendment to the Incentive Stock Option Plan for Team Members;

FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent public accountants; and

AGAINST the shareowner proposal requesting that any matters relating to any poison pill be submitted to a shareholder vote.

If any other business properly comes before the shareholders for a vote at the meeting, the shares will be voted in accordance with the discretion of the holders of the proxy.

We will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. We intend to hire a proxy solicitation firm at a standard industry compensation rate. In addition, proxies may be solicited by mail, in person, or by telephone or facsimile transmission by certain of our officers, directors and regular employees.

You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting.

Voting Securities and Voting Rights

The only outstanding voting securities of the Company are its shares of common stock, of which 60,586,997 shares were outstanding on the close of business on January 19, 2004. Only shareholders of record at the close of business on January 22, 2004 are entitled to vote at the meeting. Each shareholder is entitled to one vote per share on each matter submitted at the meeting.

The Company’s transfer agent and judges of voting will be responsible for determining whether or not a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of

Directors is necessary to constitute a quorum at the meeting. Election of directors by shareholders will be determined by a plurality of the votes of the shares represented at the Annual Meeting and entitled to vote on the election of directors.

The affirmative vote of the holders of a majority of the outstanding common stock represented at the Annual Meeting is required to approve the proposal to increase the number of shares authorized under the Company’s stock option plan, the ratification of the independent public accountants and the shareowner proposal.

Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors.

If you hold shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon. If you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such “broker non-votes,” however, will be counted in determining whether there is a quorum.

Internet and Telephone Voting

For shares that are beneficially owned and held in “street name” through a broker or other nominee, shareholders have the opportunity to vote via the Internet or by telephone by utilizing a program provided through ADP Investor Communication Services (“ADP”). Votes submitted electronically via the Internet or by telephone through this program must be received by 12:00 p.m., New York time, on March 19, 2004. The giving of such a proxy will not affect the right to vote in person, should the shareholder decide to attend the Annual Meeting. The Company has been advised by counsel that the Internet and telephone voting procedures that have been made available through ADP are consistent with the requirements of applicable law. In accordance with applicable Texas corporate laws, registered record holders of shares (unlike holders who own shares in “street name”) may not submit their proxy by telephone or generally by electronic mail.

The Internet voting procedures are designed to authenticate shareholder identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the Internet should understand there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the shareholder.

PROPOSAL 1 – ELECTION OF DIRECTORS

Current Nominees

The Board of Directors has nominated David W. Dupree, Gabrielle E. Greene, John P. Mackey and Morris J. Siegel.

The Board of Directors recommends that you vote FOR the election of these four nominees.

The following is biographical information about each of the nominees.

David W. Dupree, 50, has served as director of the Company since August 1996. Since 1999, Mr. Dupree has been a Managing Director of The Halifax Group, a limited partnership founded to pursue small and mid-cap investment opportunities. He was the Managing Director of The Carlyle Group, a Washington, D.C. based merchant banking concern, from 1992 to 1998. Mr. Dupree also serves on the board of Insight Health Services Corp.

Gabrielle E. Greene, 43, has served as director of the Company since September 2003. Since January 2002, Ms. Greene has served as Chief Financial Officer of the Villanueva Companies, a private holding company with diverse investment interests. From August 2000 until January 2002, Ms. Greene served as CFO of Crown Services, a construction services company. From January 1998 until August 2000, Ms. Greene was a partner in BC/Greenwich Street Capital, a private equity firm.

John P. Mackey, 50, co-founder of the Company, has served as Chairman of the Board and Chief Executive Officer since 1980. Mr. Mackey has also served as President since June 2001.

Morris J. Siegel, 54, has served as director of the Company since September 2003. Mr. Siegel is currently self-employed, operating Capitol Peaks, an investment firm. Mr. Siegel was the co-founder of Celestial Seasonings, Inc. serving as Chairman and CEO from 1970 until 2002. Celestial Seasonings merged with The Hain Food Group forming The Hain Celestial Group of which Mr. Siegel served as Vice Chairman from 2000 until retiring in 2002. Mr. Siegel also serves on the board of CNS Pharmaceutical Company.

Should a nominee become unable or unwilling to accept nomination or election, the Board of Directors will either select a substitute nominee or will reduce the size of the Board. If you have properly executed and returned a proxy and a substitute nominee is selected, the holders of the proxy will vote your shares FOR the election of the substitute nominee. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve if elected.

In accordance with the Company’s Bylaws, directors are elected by a plurality of the votes of shares represented and entitled to vote at the meeting.

Continuing Directors

At last year’s annual shareholders’ meeting, shareholders voted to approve a shareholder proposal requesting that the Board of Directors take the necessary steps in accordance with applicable state law to declassify the Board of Directors so that all directors are elected annually, such declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected. The Board of Directors amended the Company’s bylaws accordingly, and will be nominating directors for one-year terms beginning with the March 2004 Annual Shareholders’ Meeting until such time as all current directors terms have expired.

The Board of Directors imposed a 12-year term limit on directors effective as of last year’s annual shareholders’ meeting. The limit for each then-existing director began as of that date regardless of the date they were first elected to the Board. A director who serves 12 years may sit out two years and is then eligible to serve another 12 years.

The following is a list of the persons who will constitute the Company’s Board of Directors following the meeting, assuming election of the nominees named above, and their ages, and current committee assignments.

Name	Age	Committees
John P. Mackey	50	None
David W. Dupree	50	Audit, Nominating and Governance
Dr. John B. Elstrott	55	Audit (Chair), Compensation
Avram J. Goldberg	74	Compensation (Chair), Audit
Garbrielle E. Greene	43	Audit
Linda A. Mason	49	Nominating and Governance
Morris J. Siegel	54	Compensation
Dr. Ralph Z. Sorenson	70	Nominating and Governance (Chair), Compensation

Set forth below is biographical information about each of the Company’s directors, except for Mr. Dupree, Ms. Greene, Mr. Mackey and Mr. Siegel whose biographical information is included under “Current Nominees” above.

Dr. John B. Elstrott, 55, has served as a director of the Company since February 1995. Dr. Elstrott is the founding director of the Levy Rosenblum Institute for Entrepreneurship at Tulane University’s A. B. Freeman School of Business, which was started in 1991. He has been on the faculty at Tulane since 1982.

Avram J. Goldberg, 74, has served as a director of the Company since May 1994. Mr. Goldberg has been the Chairman of the Board of AVCAR Group, Ltd., a consulting firm specializing in the retail industry, since 1989. Previously, he served as Chairman and CEO of The Stop & Shop Companies, Inc., a major supermarket and retail general merchandise company.

Linda A. Mason, 49, has served as a director of the Company since March 2002. Ms. Mason is co-founder and Chairman of the Board of Bright Horizons Family Solutions, the world’s leading provider of employer sponsored child care, early education and work/life solutions. Ms. Mason served as President of Bright Horizons from 1986 until becoming Chairman in July 1998. Ms. Mason previously served as a director of the Company from July 1992 until January 2000 when she resigned due to other business commitments.

Dr. Ralph Z. Sorenson, 70, has served as a director of the Company since December 1994. Dr. Sorenson is Managing Partner of the Sorenson Limited Partnership, a venture investment partnership. Dr. Sorenson is President Emeritus of Babson College and Professor Emeritus and former Dean of the University of Colorado College of Business Administration. Dr. Sorenson also serves as a director of Eaton Vance Corp.

Committees and Meetings

The Board of Directors maintains the following three standing committees. The members of the various committees are identified in the preceding table of continuing directors.

•	Audit Committee. The duties of the Audit Committee are set forth in its charter which is attached to this proxy statement as Appendix B.

•	Compensation Committee. The Compensation Committee is empowered to review and approve the annual compensation and compensation procedures for the Company’s executive officers. The Compensation Committee also administers the Company’s stock option plans and Team Member stock purchase plan.

•	Nominating and Governance Committee. The Nominating and Governance Committee recommends to the Board qualified nominees for election to the Board. The Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company. The Committee reviews and reports to the Board on a periodic basis with regard to matters of corporate governance.

During fiscal year 2003, the Board of Directors and the various committees held the following number of meetings: Board of Directors, 5; Audit, 7; Compensation Committee, 4; and Nominating and Governance Committee, 1. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which that director served. Each of the members of the Audit, Compensation and Nominating and Governance Committees are “independent directors” as defined in Rule 4200 of the Marketplace Rules of the National Association of Securities Dealers, Inc. The Board of Directors has further determined that all Audit Committee members are “Audit Committee financial experts” under the regulations promulgated by the SEC.

Compensation of Directors

The compensation of our Board of Directors is determined on a calendar year basis. For the first half of calendar year 2003, compensation was as follows: Each of our non-employee directors received $6,300 for each Board of Directors’ meeting attended and $3,150 for attendance via telephone. For each telephone Board meeting that was between one to two hours in length and in which a majority of directors participated, a $788 fee was paid. For each telephone Board meeting greater than two hours, a $1,050 fee was paid. Each Board Committee Chair received a quarterly retainer of $1,313. Each committee member received $788 for each Board Committee meeting attended in conjunction with a Board meeting, and $3,150 for each Board Committee meeting attended in person apart from a Board meeting. A lead director and a mergers and acquisitions director, both of whom are selected annually by the Board of Directors, were paid quarterly retainers of $7,875 and $1,500 respectively.

The Board of Directors implemented a change to the fee structure which was effective mid-year as follows: Each of our non-employee directors receives $4,300 for each Board of Directors’ meeting attended and $2,150 for attendance via telephone. For each telephone Board meeting that is between one to two hours in length and in which a majority of directors participate, a $788 fee is paid. For each telephone Board meeting greater than two hours, a $1,050 fee is paid. Each Board Committee Chair receives a quarterly retainer of $1,313. Each committee member receives $788 for each Board Committee meeting attended in conjunction with a Board meeting, and $3,150 for each Board Committee meeting attended in person apart from a Board meeting. The Lead Director and the Mergers and Acquisitions Director, both of whom are selected annually by the Board of Directors, are paid quarterly retainers of $7,875 and $1,500 respectively. All directors are paid a quarterly retainer of $2,500.

In addition, directors are reimbursed for reasonable expenses incurred in attending Board of Directors’ meetings. None of the non-employee directors received any compensation from the Company other than as described above. Mr. Mackey, who is the only director who is also an employee of the Company, is not a member of any Board committees and does not receive any additional compensation for serving on the Board of Directors.

Under our option plan for outside directors, each newly elected director receives as of the date of his or her initial election or appointment to the Board an option to purchase 10,000 shares of our common stock at an exercise equal to the closing price of our common stock on the date of grant. If incumbent directors have attended at least two-thirds of the meetings of our Board of Directors held in the preceding year, they each receive an annual grant at an exercise price equal to the closing price of our common stock on the date of grant. In 2003 the option grant was 3,000 shares granted on March 31, 2003, the date of our annual meeting of shareholders.

EXECUTIVE COMPENSATION

Summary of Executive Compensation

The following table includes information concerning compensation for the three-year period ended September 28, 2003 in reference to our Chief Executive Officer and the other four most highly compensated executive officers of the Company.

Name and Principal Position	Year	Salary (1)	Bonus (1)	Other Compensation (2)		Company Stock Options
John P. Mackey Chairman, President & CEO	2003 2002 2001	$326,000 302,000 265,000	$41,000 278,000 94,000	$	— 4,891 500	8,000 4,000 8,000

Glenda Flanagan Executive VP & CFO	2003 2002 2001	264,000 245,000 215,000	33,000 223,000 75,000		— 4,127 500	8,000 4,000 8,000

A. C. Gallo Executive VP & COO	2003 2002 2001	282,000 261,000 220,000	122,000 174,000 75,000		— 3,815 500	8,000 4,000 32,000

Walter Robb Executive VP & COO	2003 2002 2001	282,000 261,000 224,000	13,000 203,000 171,000		— 5,711 500	8,000 4,000 31,000

James P. Sud Executive VP of Growth & Development	2003 2002 2001	264,000 245,000 215,000	33,000 223,000 75,000		— — —	8,000 4,000 8,000

(1)	We have a policy that limits the cash compensation paid to any officer in the calendar year to fourteen times the average salary of all full time Team Members. For 2003, this salary cap was approximately $409,000. Amounts earned in excess of the salary limitation are deferred to future years; ultimate payment is subject to certain restrictions. Salary amounts actually received by named officers during the year may be more than amounts shown above if the current year included payment of amounts earned and deferred in prior years and may be less than shown above due to officers electing to take time-off without pay. Bonus amounts actually received may be less than shown above due to salary cap limitations. Total cash compensation amounts actually paid during 2003, 2002 and 2001, respectively, were as follows: Mr. Mackey, $409,000, 331,000 357,000; Ms. Flanagan, $406,000, 191,000, 246,000, Mr. Gallo, $386,000, 376,000, 320,000; Mr. Robb, $409,000, 389,000, 399,000; and Mr. Sud, $357,000, 371,000, 294,000.
(2)	Except as otherwise indicated, the amounts reflect our contributions on behalf of the persons indicated to the Whole Foods Market 401(k) plans. In 2003, the Company did not make any contributions into the 401(k) plan. In fiscal years 2002 and 2001 a contribution was made into the 401(k) with a maximum of $500 paid in shares of our common stock. Also during fiscal year 2002, a contribution was made into the 401(k) plan on a calendar quarter basis and equal to 100% of the Team Members elective deferral contribution up to 3% of the Team Member’s compensation and 50% of elective deferral contribution up to the next 2% of the Team Member’s contribution up to a maximum of $8,000, paid in shares of our Company common stock.

Retention Agreements

Since November 1991, the Company has entered into Retention Agreements with certain executive officers of the Company or its subsidiaries which provide for certain benefits upon an involuntary termination of employment other than for cause after a “Triggering Event.” A Triggering Event includes a merger of the Company with and into an unaffiliated corporation if the Company is not the surviving corporation or the sale of all or substantially all of the Company’s assets. The benefits to be received by the executive officer whose employment is terminated after a Triggering Event occurs include receipt of his or her annual salary through the one-year period following the date of the termination of employment and the immediate vesting of any outstanding stock options granted to such executive officer.

Stock Options

The following table sets forth certain information with respect to the options granted during the fiscal year ended September 28, 2003 to each of our executive officers listed in the Summary Compensation Table as shown under the caption “Executive Compensation.”

	Number of Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price In Dollars Per Share (2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name					5%	10%
John P. Mackey	2,000 6,000	(3) (3)	$49.21 55.64	1/22/10 3/31/10	$40,067 135,906	$93,373 316,720

Glenda Flanagan	2,000 6,000	(3) (3)	49.21 55.64	1/22/10 3/31/10	40,067 135,906	93,373 316,720

A.C. Gallo	2,000 6,000	(3) (3)	49.21 55.64	1/22/10 3/31/10	40,067 135,906	93,373 316,720

Walter Robb	2,000 6,000	(3) (3)	49.21 55.64	1/22/10 3/31/10	40,067 135,906	93,373 316,720

James P. Sud	2,000 6,000	(3) (3)	49.21 55.64	1/22/10 3/31/10	40,067 135,906	93,373 316,720

(1)	The 5% and 10% assumed annual rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not reflect our estimates or projections of future prices of the shares of our common stock. There can be no assurance that the amounts reflected in this table will be achieved.
(2)	Closing price of common stock at date of grant.
(3)	Less than 1%.

The following table includes certain information with respect to the options exercised or held by the executive officers named above during the year ended September 28, 2003. The number of options held at September 28, 2003 includes options granted under the 1992 Option Plan for Team Members. Mr. Sud’s holdings also include options granted under the 1992 Stock Option Plan for Outside Directors.

Name	Shares Acquired on Exercise (1)	Value Realized On Exercise (2)	Number of Securities Underlying Unexercised Options at FY-End Exercisable / Unexercisable	Value of Unexercised In-the-Money Options at FY-End (3) Exercisable / Unexercisable
John P. Mackey	46,000	$1,909,849	81,000 / 17,000	$2,939,725 / $215,885
Glenda Flanagan	26,000	1,017,835	71,000 / 17,000	2,708,125 / 215,885
A.C. Gallo	4,562	180,928	26,438 / 29,000	819,025 / 582,305
Walter Robb	22,050	934,478	40,722 / 29,428	1,236,582 / 597,172
James P. Sud	7,400	325,540	58,200 / 17,000	2,108,627 / 215,885

(1)	Of shares exercised, the following amounts were due to options expiring during the fiscal year: Mr. Mackey, 46,000 shares; Ms. Flanagan, 26,000 shares; Mr. Robb, 18,500 shares; and Mr. Sud, 5,000 shares.
(2)	Based upon the market price received for the underlying shares of common stock of Whole Foods Market received upon exercise and the option exercise price.
(3)	Based upon the closing price of the common stock of Whole Foods Market on September 26, 2003 ($53.41 per share) and the exercise price of the options.

Equity Compensation Plan Information

The following table sets forth information (in thousands) concerning the shares of common stock that may be issued upon exercise of options under all of the Company’s equity compensation plans as of December 11, 2003, consisting of the 1992 Incentive Stock Option Plan for Team Members, the 1992 Stock Option Plan for Outside Directors, and stock option plans of companies acquired by Whole Foods Market in pooling of interest transactions that were assumed by the Company on the date of acquisition. All plans have been approved by the shareholders of Whole Foods Market.

Plan Category	Options Outstanding	Weighted Average Exercise Price	Options Available For Future Issuance
Approved by shareholders	7,522	$36.43	2,376
Not approved by shareholders	—	—	—
Total	7,522	$36.43	2,376

Compensation Committee Interlocks and Insider Participation

No member of our Board’s Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.

Certain Relationships and Related Transactions

John P. Mackey and Glenda Flanagan, executive officers of the Company, own approximately 13% in the aggregate of BookPeople, Inc., a retailer of books and periodicals that is unaffiliated with the Company, which leases retail space in Austin, Texas from the Company. The lease provides for an aggregate annual minimum rent of approximately $0.4 million which the Company received in rental income in fiscal year 2003. During fiscal year 2004, the Company expects to assign the rights associated with this lease in connection with the relocation of its corporate headquarters.

During fiscal year 2003, James P. Sud, an executive officer of the Company, was indebted to the Company pursuant to a loan in the principal amount of $292,000. Mr. Sud repaid the loan in full, together with interest thereon at an annual rate of approximately 6%, in December 2002.

Compensation Committee Report

The Company’s Compensation Committee is empowered to review and approve on behalf of the full Board of Directors the annual compensation and compensation procedures for the five executive officers of the Company: the President & Chief Executive Officer, the Executive Vice President & Chief Financial Officer, the Executive Vice President of Growth and Business Development, and the Executive Vice Presidents & Chief Operating Officers. The Committee also administers the Company’s stock option plans and Team Member stock purchase plan.

Annual executive officer compensation consists of a base salary component and an incentive component. The Company’s publicly stated policy is to limit cash compensation paid to any officer in any calendar year to fourteen times the average salary of all full-time Team Members. Amounts earned in excess of the salary limitation may be deferred to future years. All compensation decisions are subject to the implementation of this policy. In addition, the Committee considers numerous factors including the Company’s financial performance, the individual contribution of each executive officer, compensation practices of comparable companies and general economic factors. Stock price performance has not been an important consideration in determining annual compensation because the price of the Company’s common stock is subject to a variety of factors outside the Company’s control.

The base salary levels for the executive officers of the Company were increased 8% in calendar 2003 over calendar 2002. The most significant determinants in the increases were the growth and financial performance achieved by the Company.

All of the Company’s executive officers participate in an incentive compensation plan based primarily on improvement in EVA (Economic Value Added). EVA is a management decision-making tool and incentive compensation system that the Company adopted and began to implement in 1999. The incentive compensation paid to the executive officers for fiscal 2003 was based upon the incremental improvement in the Company’s overall EVA and the number of new stores opened within the development budget during the fiscal year. The incentive compensation paid to both of the Chief Operating Officers for fiscal 2003 was also based on the incremental improvement in EVA achieved by the specific geographic regions of the Company that correspond to the executive’s area of responsibility and the number of new stores opened within the development budget during the fiscal year in those specific geographic regions. Fiscal year 2003 incentive compensation averaged approximately 26% of the total cash compensation earned by the executive officers.

The Company’s executive officers have also received option grants under the Company’s stock option plan. The Committee believes that the grant of options enables the Company to more closely align the economic interest of the executive officers to those of the shareholders. The level of stock option grants to executive officers is based primarily upon their relative positions and responsibilities within the Company. Grants are made on a discretionary rather than formula basis by the Committee.

For calendar 2003, the Committee approved an 8% increase in the base salary of Mr. Mackey, President and Chief Executive Officer of the Company, from $302,000 to $326,000. The increase was intended to recognize Mr. Mackey’s contribution toward the significant growth of the Company and the financial performance of the Company in fiscal 2002. The Committee was also cognizant of the significantly higher level of base salaries paid to chief executive officers of comparable sized companies. During fiscal 2003, Mr. Mackey was awarded options to purchase 8,000 shares of common stock under the Company’s incentive stock option plan.

Avram Goldberg (Chair)

Dr. John B. Elstrott

Morris J. Siegel

Dr. Ralph Z. Sorenson

Performance Graph

The following graph compares the cumulative total return of the Company’s Common Stock during the last five years with the Nasdaq Stock Market (U.S.) Index® and the S & P Retail Food Chains Index during the same period. The graph shows the value of $100 invested in the Company’s Common Stock or the indices as of the end of September for the last five years, adjusted for any stock splits and assuming the reinvestment of all dividends. Historical stock price performance is not necessarily indicative of future stock price performance.

TOTAL RETURNS

	Cumulative Total Return
	9/98	9/99	9/00	9/01	9/02	9/03
WHOLE FOODS MARKET	100.00	77.67	127.45	149.13	203.39	262.08
NASDAQ STOCK MARKET (U.S.)	100.00	163.12	217.03	88.74	69.90	106.49
S&P FOOD RETAIL	100.00	79.32	71.96	75.57	47.85	50.47

PROPOSAL 2 – AMENDMENT TO THE 1992 INCENTIVE STOCK OPTION PLAN FOR TEAM MEMBERS

On January 12, 2004, the Board amended our 1992 Incentive Stock Option Plan for Team Members (the “plan”) to increase the shares authorized for grant under the plan from 19.3 million shares to 24.8 million shares, subject to shareholder approval. Our Board believes this increase will provide sufficient shares that are required by the Company in order to continue to attract, retain and incentivize Team Members as necessary to achieve our growth objectives over the next three years. As of December 11, 2003, there were 2.3 million shares available for future grant under the plan, and we estimate this year’s grant will be approximately 2.6 million shares. A copy of the plan is included as Appendix A.

Philosophy

We have a company philosophy of “shared fate” which recognizes there is a community of interest among all of our stakeholders. We believe our plan, under which all of our 25,000+ full-time and part-time Team Members are eligible for option grants, creates an ownership consciousness among our Team Members that aligns the interests of our Team Members with those of our shareholders. Through our broad-based plan, our Team Members share in the risks and the rewards of our business. Approximately 94% of the options granted under the plan have been granted to Team Members who are not executive officers.

We know from our marketing research that our knowledgeable Team Members and the friendly customer service they provide are among the top reasons for customers choosing to shop at our stores. We believe our broad-based plan is instrumental in our ability to attract, motivate and retain Team Members. Every year our Team Members have the opportunity to complete a Morale Survey. In 2003, the overall participation rate was 71%, the highest the Company has ever seen. Topics covered in the survey include job satisfaction, opportunity and empowerment, pay, training, and benefits, among others. Of the Team Members responding, 86% said they almost always or frequently enjoy their job (up from 82% last year).

Our Team Members helped to select us for seven years in a row as one of the “100 Best Companies to Work For” in Fortune magazine’s annual poll. We are the only national supermarket retailer to make the list, and we are one of only 24 companies to make the list consecutively since its inception. Employees play an important role in determining the “100 Best” list. Candidate companies complete a questionnaire and a random sample of employees is surveyed. In scoring the responses, Fortune places two-thirds of the total weight on the employee responses. We believe that happy Team Members create happy customers who grow our business and produce happy shareholders.

History and Current Status

As of December 11, 2004, options to purchase an aggregate of 17.0 million shares of common stock (net of options canceled) had been granted pursuant to the plan, and options to purchase 9.7 million shares had been exercised. Options to purchase 7.3 million shares remained outstanding under the plan with an average remaining life of 4.5 years and at an average exercise price of $36.70. The market value of all shares of common stock subject to outstanding options was approximately $475 million based upon the $65.03 closing sale price of the common stock as reported on the Nasdaq Stock Market® on December 11, 2003. Options to purchase approximately 2.3 million shares of common stock remained available under the plan for future grant. Options to purchase 7.5 million shares remained outstanding under all Company plans with an average remaining life of 4.5 years and at an average exercise price of $36.43. We estimate this year’s grant will be approximately 2.6 million shares.

In fiscal year 2003, 2.2 million option shares were exercised resulting in proceeds to the Company of approximately $50 million and a tax benefit to the Company of approximately $26 million.

Our plan states that the maximum term for any future option grants to be issued is seven years and that all options are to be issued at fair market value. Options vest ratably on each of the first four anniversaries of the grant date. No option grants have ever been repriced.

Tax Treatment for Team Members

For federal income tax purposes, all stock options that qualify under the rules of Section 422 of the Code will be entitled to incentive stock option treatment. Among other requirements, to receive incentive stock option treatment, an optionee is not permitted to dispose of the acquired stock (i) within two years after the option is granted or (ii) within one year after exercise. In addition, the individual must have been an employee of the Company for the entire time from the date of granting of the option until three months (one year if the employee is disabled) before the date of the exercise. If all such requirements are met, no tax will be imposed upon exercise of the option, and any gain upon sale of the stock will be entitled to capital gain treatment at the maximum rate of 15%. If applicable, the employee’s gain on exercise (the excess of fair market value at the time of exercise over the exercise price) of an incentive stock option is a tax preference item and, accordingly, is included in the computation of alternative minimum taxable income.

If an employee does not meet the two-year and one-year holding requirement (a “disqualifying disposition”) but does meet all other requirements, a tax will be imposed at the time of sale of the stock, but the employee’s gain realized on exercise will be treated as ordinary income rather than a capital gain and the Company will get a corresponding deduction at the time of sale. Any additional gain on sale will be a short-term or long-term capital gain, depending on the holding period of the stock. If the amount realized on the disqualifying disposition is less than the value at the date of exercise, the amount includible in gross income and the amount deductible by the Company, will equal the excess of the amount realized on the sale or exchange over the exercise price.

In general, no taxable income will be recognized by the optionee, and no deduction will be allowed to the Company, upon the grant of a non-qualified stock option. Upon exercise of a non-qualified option an optionee will recognize ordinary income (and the Company will be entitled to a corresponding tax deduction if applicable withholding requirements are satisfied) in an amount equal to the amount by which the fair market value of the shares on the exercise date exceeds the option price. Any gain or loss realized by an optionee on disposition of such shares generally is a capital gain or loss and does not result in any further tax deduction to the Company.

For each of the executive officers named in the Summary Compensation Table, the table below shows the aggregate number of options granted under the plan since its inception through December 11, 2003, the weighted average exercise price payable per share, and the range of exercise price for those granted options.

Name	Options Granted (Number of Shares)	Weighted Average Exercise Price of Granted Options	Range in Exercise Price of Granted Options
John P. Mackey, Chairman, President & CEO	147,000	$18.58	$6.75 - $59.75
Glenda Flanagan, Executive VP & CFO	117,000	19.11	6.75 - 59.75
A.C. Gallo, Executive VP & COO	147,160	19.71	6.25 - 59.75
Walter Robb, Executive VP & COO	141,700	19.62	6.75 - 59.75
James P. Sud, Executive VP of Growth & Development	75,000	24.84	11.00 - 59.75

All current executive officers and regional presidents (13 persons)	1,288,074	21.24	4.38 - 59.75

Percentage of options granted under the plan	6%

All current Team Members, excluding executive officers and regional presidents (10,518 persons)	19,566,978	25.67	4.38 - 64.91

Percentage of options granted under the plan	94%

Approval of this amendment requires the affirmative vote of the holders of a majority of the shares of the common stock represented at the Annual Meeting.

The Board of Directors recommends a vote FOR approval of the amendment to the Team Member Plan.

PROPOSAL 3 – RATIFY APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 26, 2004

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as independent public accountants for the Company for the fiscal year ending September 26, 2004. The submission of this matter for approval by shareholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is in the best interests of the shareholders. If the shareholders do not approve the selection of Ernst & Young LLP, the selection of such firm as independent public accountants for the Company will be reconsidered by the Audit Committee.

Independent Auditors

Ernst & Young LLP served as our independent auditors for the audit of our financial statements for fiscal year 2003 and has been engaged for fiscal year 2004. The Company initially engaged Ernst & Young LLP as its independent auditors in 2001. Representatives of Ernst & Young LLP are expected to attend the 2004 Annual Meeting. They will have the opportunity to make a statement at the meeting if they desire and will be available to answer questions.

The report of Ernst & Young LLP on our audited consolidated financial statements at September 28, 2003 and September 29, 2002 and for the fiscal years then ended, contained no adverse opinion or disclaimer of opinion and is not qualified or modified as to uncertainty, audit scope or accounting principles.

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended September 28, 2003 and September 29, 2002, and fees for other services rendered by Ernst & Young LLP during those periods (in thousands):

	2003	2002
Audit fees	$292	$254
Audit-related fees	41	8
Tax fees	64	47
All other fees	78	79

Total	$475	$388

Audit Fees

Annual audit fees relate to services rendered in connection with the audit of the Company’s consolidated financial statements, the quarterly reviews of financial statements included in the Company’s Forms 10-Q and consent in connection with filing of Form S-8 pertaining to the stock option plan.

Audit-Related Fees

Audit-related services include fees for benefit plan audits and consultation on accounting standards or transactions.

Tax Fees

Tax services include fees for tax compliance, tax advice, tax planning and tax preparation of Forms 5500 and expatriate returns.

All Other Fees

All other services include fees for internal control documentation assistance pursuant to the requirements of Section 404 of the Sarbanes-Oxley Act, construction advisory fees for Internal Audit, and certification of price paid for green coffee at our coffee roasting facility.

The Audit Committee considers whether the provision of these services is compatible with maintaining the auditor’s independence, and has determined such services for fiscal 2003 and 2002 were compatible.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of the independent auditor. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.

The Board of Directors recommends a vote FOR ratifying the appointment of Ernst & Young LLP as independent public accountants for the fiscal year ending September 26, 2004.

PROPOSAL 4 – SHAREOWNER PROPOSAL

SHAREOWNER SUPPORTING STATEMENT

“RESOLVED: Shareholders request that our Directors not adopt, maintain or extend any poison pill unless such adoption, maintenance or extension is submitted to a shareholder vote. Also, once adopted, removal or dilution of such rule to be submitted to shareholder vote at the earliest next election.

This topic won an overall 60% yes-vote at 79 companies in 2003. I believe majority shareholder votes are a strong signal of shareholder concern on this topic. I do not see how our Directors could object to this proposal because it gives our Directors the flexibility to overrule our shareholder vote if our Directors seriously believe they have a good reason. I believe that shareholders are more likely to vote in favor of this proposal topic if shareholders have the staff and/or resources to thoroughly evaluate the best corporate governance practices.

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, Calif. 90278 submitted this proposal.

Poison Pill Negative

The key negative of poison pills is that pills can preserve management deadwood.

Source: Morningstar.com

The Potential of a Tender Offer Can Motivate Our Directors

Hectoring directors to act more independently is a poor substitute for the bracing possibility that shareholders could sell the company out from under its present management.

Source: Wall Street Journal, Feb. 24, 2003

Diluted Stock

An anti-democratic management scheme to flood the market with diluted stock is not a reason that a tender offer for our stock should fail.

Source: The Motley Fool

Like a Dictator

Poison pills are like a dictator who says, “Give up more of your freedom and I¹ll take care of you. “Ultimately if you perform well you remain independent, because your stock price stays up.”

T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for 25 years

I believe our Directors could make a token response to this proposal  hoping to gain points in the new corporate governance rating systems. A reversible response, which could still allow our directors to give us a poison pill with not even a subsequent vote, would not substitute for this proposal.

Council of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org, whose members have $2 trillion invested, called for shareholder approval of poison pills.

Shareholder Input on a Poison Pill

Yes on 4”

COMPANY’S OPPOSITION STATEMENT TO SHAREOWNER PROPOSAL

The Board of Directors recommends a vote AGAINST approval of the Shareowner Proposal. In the opinion of the Board of Directors:

The Board of Directors adopted a shareholder rights plan (the “Plan”) in 1999 because it believes the Plan can help maximize shareholder value. The Plan is not intended to and will not prevent a hostile takeover of the Company, nor does it eliminate the obligation of the Directors to exercise their fiduciary duty. In addition, studies have shown that acquisition premiums are generally higher for companies with rights plans than for companies without them.

The Board of Directors believes there are several advantages of the Plan. Most importantly, the Plan helps preserve the Board’s flexibility in providing the necessary time to evaluate alternatives in order to maximize value for all shareholders. The Board believes the Plan protects shareholders against coercive takeover tactics and discourages creeping acquisitions in which shareholders are denied the receipt of a control premium for their shares.

For these reasons, the Board of Directors recommends a vote AGAINST this proposal.

Beneficial Ownership of Shares

The following table presents the beneficial ownership of our common stock as of November 28, 2003, except as noted, for (i) each person beneficially owning more than 5% of the outstanding shares of our common stock, (ii) each director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table and (iv) all of our directors and officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder possesses sole voting and investment power with respect to its or his shares.

	Shares Owned (1)
Name	Number	Percent
FMR, Corp. (2)	5,485,267	9%
Jennison Assoicates LLC (3)	4,696,983	8%
Janus Capital Management LLC (4)	3,612,370	6%
Capital Research & Management Company (5)	3,349,800	5%
David W. Dupree	38,164	*
Dr. John B. Elstrott	21,400	*
Glenda Flanagan	80,784	*
A.C. Gallo	28,400	*
Avram J. Goldberg	52,700	*
Gabrielle E. Greene	0	*
John P. Mackey	619,276	1%
Linda Mason	4,000	*
Walter Robb	64,401	*
Morris J. Siegel	0	*
Dr. Ralph Z. Sorenson	33,500	*
James P. Sud	97,926	*
All 20 directors and officers as a group	1,209,897	2%

*	Indicates ownership of less than 1% of the outstanding shares of the Company’s common stock.
(1)	Shares issuable upon exercise of stock options that are exercisable within 60 days after November 28, 2003, are treated as beneficially owned as follows: Mr. Dupree, 31,664; Mr. Elstrott, 10,500; Ms. Flanagan, 51,500; Mr. Gallo, 26,938; Mr. Goldberg, 41,500; Ms. Green, 0; Mr. Mackey, 81,500; Ms. Mason 2,500; Mr. Robb, 38,372; Mr. Siegel, 0; Mr. Sorenson, 33,500; Mr. Sud, 58,700; and all directors and executive officers as a group, 413,846.
(2)	Based on information contained in Schedule 13F, as filed on September 30, 2003. The address of such shareholder is 82 Devonshire Street, Boston, Massachusetts 02109-3614.
(3)	Based on information contained in Schedule 13F, as filed on September 30, 2003. The address of such shareholder is 466 Lexington Avenue, 18th floor, New York, New York 10017-3151.
(4)	Based on information contained in Schedule 13F, as filed on September 30, 2003. The address of such shareholder is 100 Fillmore Street – 400, Denver, Colorado 80206-4928.
(5)	Based on information contained in Schedule 13F, as filed on September 30, 2003. The address of such shareholder is 333 South Hope Street, Los Angeles, California 90071-1447.

Audit Committee Report

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended September 28, 2003.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No.1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended September 28, 2003.

Dr. John B. Elstrott (Chair)

David W. Dupree

Avram J. Goldberg

Gabrielle E. Greene

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 furnished to the Company, the Company believes that all of its directors, officers and applicable shareholders timely filed these reports except for the late reporting of the following option grants: Glenda Flanagan, A.C. Gallo, John P. Mackey, Walter Robb and James P. Sud were late reporting a 2,000 share option grant issued January 2003. John B. Elstrott, Avram J. Goldberg, Linda A. Mason, Ralph Z. Sorenson, and David W. Dupree were late reporting a 3,000 share option grant issued March 2003. Glenda Flanagan, A.C. Gallo, John P. Mackey, Walter Robb, James P. Sud, Ron Megahan, Juan Nunez, William Paradise, Lee Valkenaar, Anthony Gilmore, and Ken Meyer were late reporting a 6,000 share option grant issued March 2003. Michael Besancon was late reporting a 5,910 share option grant issued March 2003. David Lannon was late reporting a 5,800 share option grant issued March 2003. The Company believes all other transactions required to be reported during fiscal year 2003 were reported on a timely basis.

Shareholders’ Proposals

Any proposals that shareholders of the Company desire to have presented at the 2005 annual meeting of shareholders must be received by the Company at its principal executive offices no later than October 29, 2004.

APPENDIX A

WHOLE FOODS MARKET, INC.

INCENTIVE STOCK OPTION PLAN FOR TEAM MEMBERS

On January 17, 1992, the Board of Directors of Whole Foods Market, Inc. (the “Company”) adopted, and the shareholders of the Company approved, the Whole Foods Market, Inc. Incentive Stock Option Plan for Team Members. The Plan, as amended, is as follows:

1.	PURPOSE. The purpose of the Plan is to provide Team Members and consultants with a proprietary interest in the Company through the granting of options.

2.	ADMINISTRATION. The Plan will be administered by the Committee.

3.	PARTICIPANTS. The Committee shall, from time to time, select the particular Team Members and consultants of the Company and its Subsidiaries to whom options are to be granted and who will, upon such grant, become participants in the Plan.

4.	STOCK OWNERSHIP LIMITATION. No option may be granted to a Team Member who owns more than 10% of the voting power of all classes of stock of the Company or its Parent or Subsidiaries. This limitation will not apply if the option price is at least 110% of the fair market value of the stock at the time the option is granted and the option is not exercisable more than five years from the date it is granted.

5.	SHARES SUBJECT TO PLAN. The Committee may not grant options under the Plan for more than 24,800,000 shares of Common Stock of the Company, but this number may be adjusted to reflect, if deemed appropriate by the Committee, any stock dividend, stock split, share combination, recapitalization or the like, of or by the Company. Shares to be optioned and sold may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration of an option or otherwise are no longer subject to purchase pursuant to an option granted under the Plan may be reoffered under the Plan.

6.	LIMITATION ON AMOUNT. The aggregate fair market value (determined at the time of grant) of the shares of Common Stock which any Team Member is first eligible to purchase in any calendar year by exercise of incentive stock options (within the meaning of Section 422A of the Internal Revenue Code) granted under this Plan and all incentive stock option plans of the Company or its Parent or Subsidiaries shall not exceed $100,000. For this purpose, the fair market value (determined at the respective date of grant of each option) of the stock purchasable by exercise of an incentive stock option (or an installment thereof) shall be counted against the $100,000 annual limitation for a Team Member only for the calendar year such stock is first purchasable under the terms of the option. In addition, in no event may any Team Member be awarded in any fiscal year more than 100,000 options.

7.	ALLOTMENT OF SHARES. The Committee shall determine the number of shares of Common Stock to be offered from time to time by grant of options to members of management of the Company. The grant of an option to a participant shall not be deemed either to entitle the participant to, or to disqualify the participant from, participation in any other grant of options under the Plan.

8.

GRANT OF OPTIONS. The Committee is authorized to grant Incentive Options and Nonqualified Options under the Plan. The grant of options shall be evidenced by stock option agreements containing such terms and provisions as are approved by the Committee, but not inconsistent with the Plan, including provisions that may be necessary to assure that the option is an incentive stock option under the Internal Revenue Code. In addition, the Committee is authorized to grant options under the Plan in connection with acquisitions effected by the Company or its Subsidiaries on terms and at exercise prices that are consistent with the terms of such acquisitions. The Company shall execute stock option agreements upon instructions from the Committee.

9.	OPTION PRICE. The option price shall not be less than 100% of the fair market value per share of the Common Stock on the date the option is granted. The Committee shall determine the fair market value of the Common Stock on the date of grant, and shall set forth the determination in its minutes, using any reasonable valuation method.

10.	OPTION PERIOD. The Option Period will begin on the date the option is granted, which will be the date the Committee authorizes the option unless the Committee specifies a later date. No option may terminate later than seven years from the date the option is granted. The Committee may provide for the exercise of options in installments and upon such terms, conditions and restrictions as it may determine. The Committee may provide for termination of the option in the case of termination of employment or any other reason.

11.	RIGHTS IN EVENT OF DEATH OR DISABILITY. If a participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code) while in the employ of the Company, but prior to termination of his right to exercise an option in accordance with the provisions of his stock option agreement without having totally exercised the option, the option agreement may provide that it may be exercised, to the extent of the shares with respect to which the option could have been exercised by the participant on the date of the participant’s death or disability, by (i) the participant’s estate or by the person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the participant in the event of the participant’s death, or (ii) the participant or his personal representative in the event of the participant’s disability, provided the option is exercised prior to the date of its expiration or not more than one year from the date of the participant’s death or disability, whichever occurs first. The date of disability of a participant shall be determined by the Company.

12.	PAYMENT. Full payment for shares purchased upon exercising an option shall be made in cash or by check at the time of exercise, or on such other terms as are set forth in the applicable option agreement. No shares may be issued until full payment of the purchase price therefor has been made, and a participant will have none of the rights of a stockholder until shares are issued to him.

13.	EXERCISE OF OPTION. Options granted under the Plan may be exercised during the Option Period, at such times, in such amounts, in accordance with such terms and subject to such restrictions as are set forth in the applicable stock option agreements. In no event may an option be exercised or shares be issued pursuant to an option if any requisite action, approval or consent of any governmental authority of any kind having jurisdiction over the exercise of options shall not have been taken or secured.

14.	CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The number of shares of Common Stock covered by each outstanding option granted under the Plan and the option price may be adjusted to reflect, as deemed appropriate by the Committee, any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Company.

15.	NON-ASSIGNABILITY. Options may not be transferred other than by will or by the laws of descent and distribution. During a participant’s lifetime, options granted to a participant may be exercised only by the participant.

16.	INTERPRETATION. The Committee shall interpret the Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it determines to be advisable for the administration of the Plan. The Committee may rescind and amend its rules and regulations.

17.	AMENDMENT OR DISCONTINUANCE. The Plan may be amended or discontinued by the Committee without the approval of the stockholders of the Company, except that any amendment that would (a) materially increase the benefits accruing to participants under the Plan, (b) materially increase the number of securities that may be issued under the Plan, or (c) materially modify the requirements of eligibility for participation in the Plan must be approved by the stockholders of the Company.

18.	EFFECT OF PLAN. Neither the adoption of the Plan nor any action of the Committee shall be deemed to give any participant any right to be granted an option to purchase Common Stock of the Company or any other rights except as may be evidenced by the stock option agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company and then only to the extent and on the terms and conditions expressly set forth therein.

19.	DEFINITIONS. For the purpose of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

(a)	“Board” means the Board of Directors of the Company.

(b)	“Committee” means the Compensation Committee of the Board, composed of independent and disinterested members of the Board qualified to be members of the Committee pursuant to Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, as amended.

(c)	“Common Stock” means the Common Stock that the Company is currently authorized to issue or may in the future be authorized to issue (as long as the common stock varies from that currently authorized, if at all, only in amount of par value).

(d)	“Incentive Option” means an option granted under the Plan which meets the requirements of Section 422A of the Internal Revenue Code.

(e)	“Nonqualified Option” means an option granted under the Plan which is not intended to be an Incentive Option.

(f)	“Option Period” means the period during which an option may be exercised.

(g)	“Parent” means any corporation in an unbroken chain of corporations ending with the Company if, at the time of granting of the option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(h)	“Plan” means this Incentive Stock Option Plan for Team Members, as amended from time to time.

(i)	“Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and “Subsidiaries” means more than one of any such corporations.

APPENDIX B

WHOLE FOODS MARKET, INC.

Audit Committee Charter

Role and Independence

The Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility for monitoring risks and the Company’s control system, oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company, and other such duties as directed by the Board. The membership of the Committee shall consist of at least three Directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment, and shall meet the Director independence requirements for serving on audit committees as set forth in the corporate governance standards of the NASDAQ®. The Committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent auditors, the Director of Internal Audit and the management of the Company. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

The Board of Directors shall appoint one member of the Audit Committee as Chairperson. He or she shall be responsible for leadership of the Committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting to the Board of Directors. The Chairperson will also maintain regular communications with the CEO, CFO, Director of Internal Audit and the lead independent audit partner. The Chairperson shall be required to endorse decisions regarding the hiring or termination of the Director of Internal Audit, and should also be appropriately involved in the performance evaluation and compensation decisions related to the Director of Internal Audit.

The Audit Committee shall meet regularly throughout the year but no less than three times, and all Committee members are expected to be present at all meetings.

Responsibilities

The Audit Committee’s primary responsibilities include:

•	Reviewing and reassessing the adequacy of this charter at least annually. The charter shall be submitted to the Board of Directors for approval and shall be published at least every three years in accordance with SEC regulations.

•	Being directly responsible, in its capacity as a committee of the Board, for the appointment, compensation and oversight of the independent auditor. In so doing, the Committee will request from the auditor a written affirmation that the auditor is in fact independent, discuss with the auditor any relationships that may impact the auditor’s independence and recommend to the Board any actions necessary to oversee the auditor’s independence. The Committee shall have the sole authority to hire, fire and approve fees paid to the independent auditor and is required to approve in advance all non-audit related services by the independent auditor.

•	Overseeing the independent auditor relationship by discussing with the auditor the nature and rigor of the audit process including coordination with internal audit, approving the annual engagement letter, receiving and reviewing audit reports, and providing the auditor full access to the Committee (and the Board) to report on any and all appropriate matters.

•

Reviewing the audited financial statements and discussing them with management and the independent auditor. These discussions shall include consideration of the quality of the Company’s accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals,

B-1

review of judgmental areas, review of audit adjustments whether or not recorded, difficulties encountered in performing the audit and such other inquiries as may be appropriate. Based on the review, the Committee shall make its recommendation to the Board as to the inclusion of the Company’s audited financial statements in the Company’s annual report on Form 10-K.

•	Reviewing with management and the independent auditors the quarterly financial information prior to the Company’s announcement of quarterly results and filing of Form 10-Q. This review may be performed by the Committee or its Chairperson.

•	Discussing with management, the independent auditors and the internal auditors the quality and adequacy of the Company’s internal controls.

•	Discussing with management the status of significant pending litigation, taxation matters and other areas of oversight to the legal and compliance area as may be appropriate.

•	Ensuring that the internal audit function is structured in a manner that achieves organizational independence and permits full and unrestricted access to top management, the Audit Committee, and the Board. The Director of Internal Audit reports functionally to the Audit Committee.

•	Reviewing the internal audit function’s charter and ensuring unrestricted access by internal auditors to records, personnel, and physical properties relevant to the performance of engagements.

•	Reviewing and approving the annual internal audit plan and budget and assessing the appropriateness of resources allocated to internal auditing.

•	Reviewing summary internal audit reports as appropriate throughout the year.

•	Reporting Audit Committee activities to the full Board and issuing annually a report to be included in the proxy statement (including appropriate oversight conclusions) for submission to the shareholders.

•	Reviewing and approving all related party transactions.

•	Establishing procedures for receipt, retention and treatment of complaints confidentially and anonymously and handle whistleblower information regarding questionable accounting or auditing matters.

Approved by the Board of Directors on May 23, 2000; updated January 31, 2003.

B-2

PROXY

WHOLE FOODS MARKET, INC.

The undersigned hereby (a) acknowledges receipt of the Notice of the Annual Meeting of Shareholders of Whole Foods Market, Inc. (the “Company”) to be held on March 22, 2004, at 9:00 a.m., local time, at the Seattle Marriott Waterfront, 2100 Alaskan Way, Seattle, Washington and the Proxy Statement in connection therewith, and (b) appoints John P. Mackey and Glenda Flanagan, and each of them, his proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that his proxy be voted as follows:

ELECTION OF DIRECTORS	☐ FOR nominees listed below except as marked to the contrary below
☐ WITHHOLD AUTHORITY to vote for all nominees listed below

DAVID W. DUPREE, GABRIELLE E. GREENE, JOHN P. MACKEY, MORRIS J. SIEGEL

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below.

PROPOSAL TO APPROVE THE AMENDMENT TO THE 1992 INCENTIVE STOCK OPTION PLAN FOR TEAM MEMBERS:

☐	FOR	☐	AGAINST	☐	ABSTAIN

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2004:

☐	FOR	☐	AGAINST	☐	ABSTAIN

SHAREHOLDER PROPOSAL REGARDING THE COMPANY’S SHAREHOLDER RIGHTS PLAN:

☐	FOR	☐	AGAINST	☐	ABSTAIN

Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, please date, sign and return this proxy card in the enclosed envelope (which requires no postage if mailed in the United States).

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS, FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE STOCK OPTION PLAN, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AND AGAINST THE SHAREHOLDER PROPOSAL REGARDING THE COMPANY’S SHAREHOLDER RIGHTS PLAN.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

DATED:

(Print full name of Stockholder)

(Signature of Stockholder)

(Signature if held jointly)

Please date the proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. Please sign the proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.